Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated December 21, 2012, relating to the financial statements and financial highlights, which appears in the October 31, 2012 Annual Report to the Board of Trustees and Shareholders of the Avenue Credit Strategies Fund, a portfolio of Avenue Mutual Funds Trust, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

February 27, 2013